UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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JPMORGAN CHASE & CO.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aaron Bertinetti
Managing Director
Head of ESG
Investor Relations

May 13, 2024

ISS
702 King Farm Boulevard, Suite 400
Rockville, Maryland 20850 USA

RE: JPM - Comments on the ISS Report published on our 2024 Annual Meeting
We are writing to provide our response to your analysis and recommendation to shareholders in your proxy report (“ISS Report”). We will also file this letter with the SEC in order to make it widely available to our shareholders. For more information, our Proxy statement (“Proxy”) can be found here and our Proxy Supplemental presentation (“Supplement”) can be found here.
We believe the current ISS Report merits a revised analysis and recommendation for the following reasons:
On Proposal 10: Shareholder Opportunity to Vote on Excessive Golden Parachutes:
1)ISS argues that this proposal should be supported “in the absence of a policy that limits severance payouts in excess of market norms”. The Firm does not have such a policy for payouts “in excess of market norms” because it has an existing policy that provides for severance payments well below market norms.
2)By advising in favor of this proposal, ISS implies market norms are 2.99x annual compensation. If enacted, the severance payouts for our CEO could be ~49 times larger than his existing severance limit of $400,000 if only based on annual cash compensation and ~270 times larger if applied to all annual compensation including equity.1 A proposal that significantly increases severance payments does not “enhance shareholder’s interests”.
3)ISS’ support for the proposal rests on assertions that it is not “overly prescriptive" and that the Board’s concerns about its impact on our compensation structure are “not viewed as compelling”. Introducing a multiplier well beyond our current severance limits may undermine our existing long-term and highly retentive compensation structure that is more strongly aligned with shareholder interests. This is clearly compelling and demonstrates the proposal is overly prescriptive.
4)ISS fails to analyze the Board’s additional arguments, including that the proponent seeks to expand the definition of a golden parachute event from a change in control event to an event that includes retirement or resignation. This inflated severance policy for payouts that ISS recommends supporting would apply under these circumstances, including the retirement of our CEO in the medium term.
On Proposal 5: Independent Board Chairman:
5)ISS claims support for this proposal is warranted because “the size and complexity of JPMorgan suggests that it is difficult for any one person to run both the company and the board”. This fails to match the empirical evidence of the last 18 years of leadership by the current Chairman and CEO that has seen the Firm become the largest U.S. bank, outperforming our peers including those with independent chairs, and delivering substantial shareholder returns. It also ignores additional rationales the Board has provided in response to this proposal.
We have provided more details on these concerns with the ISS Report’s omissions and analysis on the following pages.

1 This is based on the Chairman and CEO’s 2023 annual compensation of $36mm, of which $6.5m was in salary and cash incentives, with the remainder awarded in equity. Comparisons are based on applying the 2.99 multiple to those earnings relative to the existing severance limit of $400,000.

277 Park Avenue, New York, NY 10172
aaron.bertinetti@jpmchase.com

JPMorgan Chase & Co.

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PROPOSAL 10: SHAREHOLDER OPPORTUNITY TO VOTE ON EXCESSIVE GOLDEN PARACHUTES

We recognize that ISS acknowledges “the company does not maintain golden parachute agreements or other agreements that provide for special benefits upon a change in control. There have also not been any recent severance-related controversies at the company. Severance amounts for US NEOs are capped at one years' salary, not to exceed $400,000, under the company's broad-based US Severance Pay Plan.”
However, the ISS Report then argues that this proposal should be supported “in the absence of a policy that limits severance payouts in excess of market norms”. The firm does not have such a policy for payouts in excess of market norms because it has an existing policy that already provides for severance payments well below market norms.
As disclosed in the Supplement (p. 8) and Proxy (pp. 102 - 104), the Board believes the proposed policy is unnecessary and would provide no meaningful additional benefits to shareholders. The ISS Report omits a more complete discussion and analysis of reasons noted in bullet points # 2, 4 and 5 below.
1.No Employment or Golden Parachute Agreements: The Firm does not provide golden parachute agreements. There are no employment agreements and Named Executive Officers (“NEOs”) are not entitled to special severance benefits. The key terms of the proposal are not compatible with our Firm’s compensation program for our NEOs. The proposal misleadingly suggests that NEOs may be entitled to benefits that do not exist at JPMC.
2.Including Equity is Not Market Practice: The inclusion of equity awards in severance payments does not align with general market practices. Using the proponent’s definition, a severance payout would include equity, which represents the majority of annual incentive compensation for all NEOs.
3.Our Severance is currently reasonable: All employees participate at the same level of severance that is capped at 52 weeks of salary or $400,000 for U.S.-based employees. In contrast, the proposal would allow severance packages up to 2.99 times the sum of base salary plus target short-term bonus without shareholder approval. The Firm does not have target short-term bonuses but awards annual variable incentives in cash and equity.
4.Goes Beyond Change in Control: The proposal defines a golden parachute payment as that which is paid out or vests due to a senior executive’s termination for any reason. This can be interpreted to mean that it should apply beyond a change in control event to payments awarded under any termination trigger, including in the event of retirement, employment termination or resignation.
5.Misleading Peer Comparisons: The proponent notes this proposal received majority support at four other companies but fails to note that each of these companies have employment agreements that provide for additional severance benefits of the type that do not exist at the Firm.
Further, ISS dismisses the Board’s concerns that this prescriptive approach is not compatible with our compensation structure by stating this “is not viewed as compelling, as the board would have flexibility to construct policies in a way that conforms to the pay structures while also enhancing shareholder protections”.
Contrary to ISS’ assertions, the policy in this proposal would prescriptively alter the design of our compensation structure by introducing a severance incentive that, using 2023 annual compensation, would increase the CEO’s payment limit from 6% to 299% of annual salary and cash incentives or from 1% to 299% of annual salary and annual incentives when including equity as the proponent suggests. That may distort employment incentives not only for NEOs, but for all employees across the firm who would ask for equivalent benefits. It may also distort employment decisions as the proposal expands beyond change in control to any termination trigger, including in the event of our CEO’s retirement in the medium term.
Our Proxy annually discloses the limits of what is available to U.S.-based NEOs in the event of termination under a variety of scenarios. A proposal based on substantially larger and speculative costs does not align with shareholder interests.

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PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING INDEPENDENT CHAIR

The ISS Report acknowledges there are “no significant concerns regarding shareholder rights” under the current Board leadership structure and that the Firm has outperformed its peers, before making a contradictory argument that “the size and complexity of JPMorgan suggests that it is difficult for any one person to run both the company and the board”. This statement is demonstrably false, given the observable facts over the last 18 years of leadership from the current Chairman and CEO.
As disclosed in the Supplement (p. 11) and Proxy (pp. 92 - 94), the Board believes the proposal’s requested policy is adverse to the interests of the Firm’s shareholders. The ISS Report omits a more complete discussion and analysis of reasons noted in bullet points # 1, 2, 3, 6 and 7 below.
1.The proponent asserts that having an independent board chairman “whenever possible” is best practice, without providing any empirical evidence demonstrating a significant relationship between separate Chair and CEO roles and strong company performance. In contrast, the Firm’s long-term, strong financial performance and meaningful progress on key initiatives demonstrate that the current structure allows for effective execution on strategic priorities.
2.As disclosed in the Proxy (pp. 38, 93), the Firm has outperformed most of its peers on ROTCE and relevant indices on total shareholder return (“TSR”) under the leadership structure of our Chair and a Lead Independent Director. This includes outperforming companies with independent chairs. This enduring outperformance has occurred while maintaining an independent Board with a Lead Independent Director, and disproves ISS’ general and unsubstantiated claim that “an independent chair is better able to oversee the executives of a company and set a pro-shareholder agenda.” Moreover, ISS’ Report (p. 32) acknowledges that the Firm’s total shareholder return (TSR) has outperformed its industry group and the S&P500 Index on a one-, three- and five-year basis.
3.Annual evaluation of the Firm’s leadership structure is important because “one-size-does-not-fit-all” and there is no clear consensus about ideal leadership structures. As evidenced by a market practice study2 the majority of the 100 largest U.S. public companies listed on the NYSE and Nasdaq have a combined CEO/Chair role, and ~30% of those companies with separate roles do not have an independent chair.
4.It would prevent the Board from exercising its discretion to make the best-informed decision on its leadership structure, which is critical to the Board's ability to fulfill its fiduciary duties.
5.The Board conducted extensive shareholder outreach and enhanced our Corporate Governance Principles. The Board believes its general policy on separating the Chair and CEO roles upon the next CEO transition best serves the Firm and its shareholders as it focuses on enabling an orderly CEO transition to take place in the medium-term.
6.It is unclear what the proponent intends in suggesting that the Firm adopt a “Temporary Chairman” – this is not a standard corporate governance practice and would undermine the authority of the Chair role at JPMorgan Chase.
7.Shareholders have demonstrated overwhelming support for the current Lead Independent Director, Stephen B. Burke, receiving more than 90% of shareholder votes for each election during his tenure.

2 Shearman & Sterling's 2023 Corporate Governance & Executive Compensation Survey states that, of the 100 largest U.S. public companies listed on the NYSE and Nasdaq, 54 have a combined CEO/Chair role, and at the 46 companies where the chair and CEO positions are separated, 14 chairs were not independent.

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SUMMARY

Without addressing the above, the ISS Report’s recommendations do not appear to provide shareholders and ISS clients with a logical and transparent account of the Board’s rationale for why shareholders should not support these proposals.
Based on the foregoing, we request ISS to conduct a review of the facts and provide an updated analysis and recommendation that address these concerns and omissions.
Yours sincerely,

Aaron Bertinetti